Exhibit 1.2

B. Riley Securities, Inc.

299 Park Avenue, 21st Floor

New York, New York 10171

February 10, 2022

Signal Hill Acquisition Corp.

2810 N. Church Street, Suite 94644

Wilmington, DE 19802-4447

Attn: Jonathan Bond, Chief Executive Officer

Ladies and Gentlemen:

This is to confirm our agreement whereby Signal Hill Acquisition Corp., a Delaware corporation (“Company”), has requested B. Riley Securities, Inc. (“B. Riley” or the “Advisor”) to serve as the Company’s advisor in connection with the Company effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination (in each case, a “Business Combination”) with one or more businesses (each a “Target”) as described in the Company’s Registration Statement on Form S-1 (File No.333-262042) filed with the U.S. Securities and Exchange Commission (“Registration Statement”) in connection with its initial public offering (“IPO”).

1.	Services and Fees.

(a)	The Advisor will, from time to time, upon the Company’s request and in consultation with the Company:

(i)	Assist the Company in preparing presentations for each potential Business Combination;

(ii)   Assist the Company in arranging meetings with Company stockholders, including making calls directly to stockholders, to discuss each potential Business Combination and each potential Target’s attributes and providing regular market feedback, including written status reports, from these meetings and participate in direct interaction with stockholders, in all cases to the extent legally permissible;

(iii)  Introduce the Company to potential investors to purchase the Company’s securities in connection with each potential Business Combination; and

(iv)   Assist the Company with the preparation of any press releases and filings related to each potential Business Combination or Target (the activities described in the foregoing clauses (i)-(iv), the “Services”).

(b)  As compensation for the Services, the Company will pay the Advisor a cash fee equal to 3.5% of the gross proceeds received by the Company in the IPO (the “Fee”).

(c)  The Fee shall be payable in cash and is due and payable to the Advisor by wire transfer at the closing of the Business Combination (“Closing”). If a proposed Business Combination is not consummated for any reason, no Fee shall be due or payable from funds held in the Trust Account (defined below); provided that the Fee shall not be paid prior to the date that is 60 days from the effective date of the Registration Statement, unless FINRA determines that such payment would not be deemed underwriters’ compensation in connection with the IPO. The Fee shall be exclusive of any fees which may become payable to the Advisor pursuant to any other agreement between B. Riley and the Company or the Target.

2.	Expenses.

At the Closing, the Company shall reimburse the Advisor for its reasonable costs and expenses incurred by the Advisor (including its fees and disbursements of counsel) in connection with the performance of the Services; provided, however, any costs and/or expenses in excess of $5,000 in the aggregate shall be subject to the Company’s prior written approval, which approval will not be unreasonably withheld. Reimbursable expenses shall be due and payable to the Advisor by wire transfer at the Closing from the Trust Account.

3.	Company Cooperation; Information.

(a)  The Company will provide full cooperation to the Advisor as may be necessary for the efficient performance by the Advisor of its obligations hereunder, including, but not limited to, providing to the Advisor and its counsel, on a timely basis, all documents and information regarding the Company and Target that the Advisor may reasonably request or that are otherwise relevant to the Advisor’s performance of its obligations hereunder (collectively, the “Information”); making the Company’s management, auditors, consultants and advisors available to the Advisor; and, using commercially reasonable efforts to provide the Advisor with reasonable access to the management, auditors, suppliers, customers, consultants and advisors of Target. The Company will promptly notify the Advisor of any change in facts or circumstances or new developments affecting the Company or Target or that might reasonably be considered material to the Advisor’s engagement hereunder.

(b)  The Advisor agrees to keep strictly confidential all information conveyed by the Company or the Company’s Representatives (as defined below) to the Advisor in connection with this Agreement including, for the avoidance of doubt, the identities of any Targets and any Business Combination, in whatever form, whether written, electronic or oral, and to execute a non-disclosure agreement in customary form reasonably acceptable to the Advisor if requested to do so by the Company.

4.	Representations, Warranties, and Covenants.

(a)  The Company represents, warrants and covenants to the Advisor that all Information it makes available to the Advisor by or on behalf of the Company in connection with the performance of its obligations hereunder will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading as of the date thereof and as of the consummation of the Business Combination. The Company acknowledges and agrees that the Advisor will use and rely on the accuracy and completeness of the Information supplied to the Advisor without having the obligation to independently verify the same.

(b)  The Advisor represents, warrants and covenants to the Company that it is not prohibited from entering into this Agreement by any other contract, agreement, law or order.

5.	Indemnity.

The Company shall indemnify the Advisor and its affiliates and their respective directors, officers, employees, shareholders, representatives and agents in accordance with the indemnification provisions set forth in Annex I hereto, all of which are incorporated herein by reference.

Notwithstanding the foregoing and Annex I, the Advisor agrees, if there is no Closing, (i) that it does not have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account established in connection with the IPO (“Trust Account”) with respect to this Agreement (each, a “Claim”); (ii) to waive any Claim it may have against the Trust account in the future as a result of, or arising out of, any services provided to the Company hereunder; and (iii) to not seek recourse against the Trust Account with respect to the Fee.

6.	Use of Name and Reports.

Without the Advisor’s prior written consent, neither the Company nor any of its affiliates (nor any director, officer, manager, partner, member, employee, or agent thereof) shall quote or refer to (i) the Advisor’s name or (ii) any advice rendered by the Advisor to the Company or any communication from the Advisor in connection with performance of the Services, except as required by applicable federal or state law, regulation or securities exchange rule.

7.	Status as Independent Contractor.

The Advisor shall perform the Services as an independent contractor and not as an employee of the Company or affiliate thereof. It is expressly understood and agreed to by the parties that the Advisor shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing. In rendering the Services, the Advisor will be acting solely pursuant to a contractual relationship on an arm’s-length basis. This Agreement is not intended to create a fiduciary relationship between the parties and neither the Advisor nor any of the Advisor’s officers, directors or personnel will owe any fiduciary duty to the Company or any other person in connection with any of the matters contemplated by this Agreement.

8.	Potential Conflicts.

The Company acknowledges that the Advisor is a full-service securities firm engaged in securities trading and brokerage activities and providing investment banking and advisory services from which conflicting interests may arise. Subject to applicable law, in the ordinary course of business, the Advisor and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated hereby. Additionally, the Advisor regularly enters into agreements similar to this Agreement with other companies. Nothing in this Agreement shall be construed to limit or restrict the Advisor or any of its affiliates in conducting such business to the extent permitted by applicable law.

9.	Entire Agreement.

This Agreement constitutes the entire understanding between the Company and Advisor with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the Company and the Advisor.

10.	Notices.

Any notices required or permitted to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail or private courier service, return receipt requested, addressed to each party at its respective addresses set forth above, or such other address as may be given by a party in a notice given pursuant to this Section.

11.	Successors and Assigns.

This Agreement may not be assigned by any party without the written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns.

12.	Non-Exclusivity.

Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such other consultants. The Company’s engagement of any other consultant(s) shall not affect the Advisor’s right to receive the Fee and reimbursement of expenses pursuant to this Agreement.

13.	Applicable Law; Venue.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to conflict of laws. In the event of any dispute under this Agreement, then and in such event, each party hereto agrees that the dispute shall be brought and enforced in the courts of the State of New York, County of New York under the accelerated adjudication procedures of the Commercial Division, or the United States District Court for the Southern District of New York, in each event at the discretion of the party initiating the dispute. Each party irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each party hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon a party may be served by transmitting a copy thereof by registered or certified mail, postage prepaid, addressed to such party at the address set forth at the beginning of this Agreement. Such mailing shall be deemed personal service and shall be legal and binding upon the party being served in any action, proceeding or claim. The parties agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

14.	Counterparts.

This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

[Signature Page Follows]

If the foregoing correctly sets forth the understanding between the Advisor and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

B. RILEY SECURITIES, INC.

By:	/s/ Jimmy Baker
Name:	Jimmy Baker
Title:	President and Head of Capital Markets

AGREED AND ACCEPTED BY:

SIGNAL HILL ACQUISITION CORP.

By:	/s/ Jonathan Bond
Name:	Jonathan Bond
Title:	Chief Executive Officer

[Signature Page to Business Combination Marketing Agreement]

ANNEX I

Indemnification

Subject to Section 5 of this Agreement, the Company agrees to indemnify and hold harmless B. Riley and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, members, managers, employees, agents and controlling persons (B. Riley and each such person being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by B. Riley of the services contemplated by or the engagement of B. Riley pursuant to, this Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non- appealable judgment by a court of competent jurisdiction to have resulted primarily from B. Riley’s bad faith, willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Company or its security holders or creditors related to or arising out of the engagement of B. Riley pursuant to, or the performance by B. Riley of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from B. Riley’s bad faith, willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Company to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys (in addition to local counsel) representing Indemnified Parties. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

If the indemnification provided for in this Agreement is for any reason held unenforceable by or unavailable to an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable or unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and B. Riley on the other hand, of the services provided in this Agreement or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable or unavailable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and B. Riley, on the other hand, as well as any other relevant equitable considerations. The Company agrees, that for the purposes of this paragraph the relative benefits to the Company and B. Riley of the services provided in this Agreement shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with the services provided in this Agreement bear to the fees paid or to be paid to B. Riley under this Agreement.

Notwithstanding the foregoing, the Company expressly agrees that B. Riley shall not be required to contribute any amount in excess of the amount by which fees paid B. Riley hereunder (excluding reimbursable expenses) exceeds the amount of any damages which B. Riley has otherwise been required to pay. The Company’s recourse with respect to any liability or obligation of B. Riley hereunder shall be limited to the assets of B. Riley, and the Company shall have no recourse against, and expressly waives its right to bring any claim against, any other Indemnified Party or any of their assets. The Company will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification or contribution could be sought under the provisions of this Agreement, whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding, without B. Riley’s prior written consent, which consent shall not be unreasonably withheld in the case of any claim, action or proceeding involving only the payment of money damages), unless such settlement, compromise or consent (i) includes an unconditional release of each Indemnified Party from all liability in any way related to or arising out of such claim, action or proceeding and (ii) does not impose any actual or potential liability upon any Indemnified Party and does not contain any factual or legal admission by or with respect to any Indemnified Party or any adverse statement with respect to the character, professionalism, due care, loyalty, expertise or reputation of any Indemnified Party or any action or inaction by any Indemnified Party.

In the event that an Indemnified Party is requested, authorized by the Company, or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees, jointly and severally, to promptly reimburse B. Riley on a monthly basis for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel. In addition to any reimbursed fees, expenses or costs outlined hereunder, B. Riley shall also receive from the Company cash compensation of $2,000.00 per person, per day, plus reasonable out-of-pocket expenses and costs should B. Riley be required to provide testimony in any formal or informal proceeding regarding the Company.

If multiple claims are brought, at least one for which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitration award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

Prior to entering into any agreement or arrangement with respect to, or effecting, any merger, statutory exchange or other business combination or proposed sale or exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth herein, the Company will promptly notify B. Riley in writing thereof and, if requested by B. Riley, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein on terms and conditions satisfactory to B. Riley.

The foregoing provisions of this Annex I are in addition to rights B. Riley may have at common law or otherwise, shall inure to the benefit of the Indemnified Parties and their respective successors and assigns and shall be binding on any successor or assign of the Company and successors or assigns to the Company’s business or assets.

The provisions of this Annex I shall remain in full force and effect notwithstanding any termination or expiration of this Agreement